Exhibit 10.8

BioBlast Pharma Ltd.

65 Rothchild blv.

Tel Aviv

April 24, 2012

To:

Mr. Fredric Price

64 Quarry Lane

Bedford, New York 10506

U.S.A.

Dear Fred,

Re: Engagement Offer – Chairman of the Board of Directors

BioBlast Pharma Ltd. (the "Company") is very pleased to offer you to join the Company as the chairman of the Company’s Board of Directors. This letter set forth the terms of your engagement as chairman of the Board of Directors of the Company and the compensation for such services rendered by you.

1.           In your capacity as chairman of the Board of Directors of Company, you shall contribute to the Company from your expertise and experience in accordance with the Company's needs and requirements, as shall be determined by the Company's Board of Directors from time to time which will include, inter alia, the participating in meetings of the Board of Directors and consultation ad hoc.

2.           In consideration of the Services rendered by you, following the adoption of a stock option plan by the Company, the Company shall recommend the Board of Directors to grant you options to purchase Ordinary Shares of the Company in an amount equal to 3.75% of the Company's share capital as of the commencement date of your position as Chairman of the Board of Directors(the "Options"). The exercise price will be equal to the par value of the Company's Ordinary Shares. The vesting schedule shall be as follows: one third of the Options shall vest following the completion each one year period of engagement with the Company. Vested Options will remain exercisable during the term of your engagement with the Company and until the completion of six months from termination of engagement. All other terms shall be as specified in the Company's future stock option plan.

3.           It is agreed by you that except for preapproved business expenses reimbursement according to the Company's policy, the Options shall be the sole and full cost and expense of the Company in regards to your engagement by the Company.

4.           You will be able to invest in the company's seed round financing, completed last month, under the same terms and conditions granted to the investors. You will be entitled to participate in any future financing round of the Company by investing your pro rata share out of the said financing round.

5.           You confirm and acknowledge that by rendering services to the Company as set forth herein, you act as an independent contractor and not an employee of the Company.

6.           You agree that any and all Proprietary Information (as defined below) of the Company (for purposes hereof, the term "Company" shall include any subsidiaries and affiliates of the Company) which may be provided to you or to which you may be exposed (including any such Proprietary Information created by you while providing any services to the Company hereunder) is, and shall be, the sole property of the Company, and that you keep in confidence and trust all such Proprietary Information, and not use or disclose any Proprietary Information to any third party without the written consent of the Company, and that upon termination of your engagement with the Company or upon the Company's demand, you will promptly deliver to the Company all documents and materials of any nature including or pertaining to any Proprietary Information. You confirm that your above undertakings shall remain in full force and effect after termination of your engagement with the Company or any renewal thereof, for any reason whatsoever, so long as the same shall constitute Proprietary Information, as defined below. The above undertakings shall not terminate and shall continue to be in full force and effect following termination of this letter for whatever reason.

For purposes hereof, "Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, trade secrets and industrial secrets, and also confidential commercial information such as information relating to customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature, which the Company may obtain or receive from third parties. However, excluded from the above definition with respect to your confidentiality undertaking is any information that is or shall become part of the public knowledge except as a result of the breach of your undertakings towards the Company.

8.           Each party may terminate this letter by a 30 days prior written notice to the other party.

9.           The laws of the State of Israel shall apply to the agreement set forth herein, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this letter shall be the competent court in Tel Aviv. In the event it shall be determined under any applicable law that any provision set forth in this letter is invalid or unenforceable, such determination shall not affect the remaining provisions of this letter unless the business purpose of this letter is substantially frustrated thereby. This letter constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended or supplemented in any respect, except by a subsequent writing executed by both parties. You acknowledge and confirm that all terms of your engagement by the Company are personal and confidential, and shall keep such terms in confidence and refrain from disclosing such terms to any third party outside of legal or accounting representation.

Please indicate your acceptance to the terms of this letter by signing and dating this letter and returning a counterpart hereof to us.

Sincerely yours,
/s/ Ehud Gilboa

BioBlast Pharma Ltd.

I agree to all terms of this letter.

Name: Fredric Price

Date: May 28, 2013

Signature:	/s/ Fredric Price

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